UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 10)*

Centennial Resource Development, Inc.
(Name of Issuer)

Class A Common Stock
(Title of Class of Securities)

15136A102
(CUSIP Number)

Dianna Rosser Aprile c/o Riverstone Holdings LLC 712 Fifth Avenue, 36th Floor New York, NY 10019 (212) 993-0076
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

May 22, 2020
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*                 The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 15136A102

1	Name of Reporting Person Silver Run Sponsor, LLC
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 14,692,233
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 14,692,233
11	Aggregate Amount Beneficially Owned by Each Reporting Person 14,692,233
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 5.3%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102

1	Name of Reporting Person Silver Run Sponsor Manager, LLC
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 14,692,233
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 14,692,233
11	Aggregate Amount Beneficially Owned by Each Reporting Person 14,692,233
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 5.3%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102

1	Name of Reporting Person REL US Centennial Holdings, LLC
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 15,179,971
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 15,179,971
11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,179,971
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 5.5%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102

1	Name of Reporting Person REL IP General Partner LP
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 15,179,971
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 15,179,971
11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,179,971
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 5.5%
14	Type of Reporting Person PN

CUSIP No. 15136A102

1	Name of Reporting Person REL IP General Partner Limited
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 15,179,971
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 15,179,971
11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,179,971
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 5.5%
14	Type of Reporting Person CO

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone Energy Limited Investment Holdings, LP
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 15,179,971
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 15,179,971
11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,179,971
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 5.5%
14	Type of Reporting Person PN

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone Holdings II (Cayman) Limited
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 15,179,971
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 15,179,971
11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,179,971
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 5.5%
14	Type of Reporting Person CO

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone Non-ECI USRPI AIV, L.P.
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 6,231,914
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 6,231,914
11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,231,914
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 2.2%
14	Type of Reporting Person PN

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone Non-ECI USRPI AIV GP, L.L.C.
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 6,231,914
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 6,231,914
11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,231,914
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 2.2%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone Non-ECI Partners GP (Cayman), L.P.
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 6,231,914
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 6,231,914
11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,231,914
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 2.2%
14	Type of Reporting Person PN

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone Non-ECI GP Cayman LLC
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 6,231,914
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 6,231,914
11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,231,914
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 2.2%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone Non-ECI GP Ltd.
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 6,231,914
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 6,231,914
11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,231,914
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 2.2%
14	Type of Reporting Person CO

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone VI Centennial QB Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 62,022,325
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 62,022,325
11	Aggregate Amount Beneficially Owned by Each Reporting Person 62,022,325
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 22.4%
14	Type of Reporting Person PN

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone Energy Partners VI, L.P.
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 62,022,325
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 62,022,325
11	Aggregate Amount Beneficially Owned by Each Reporting Person 62,022,325
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 22.4%
14	Type of Reporting Person PN

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone Energy GP VI, LLC
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 62,022,325
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 62,022,325
11	Aggregate Amount Beneficially Owned by Each Reporting Person 62,022,325
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 22.4%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone Energy GP VI Corp.
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 62,022,325
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 62,022,325
11	Aggregate Amount Beneficially Owned by Each Reporting Person 62,022,325
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 22.4%
14	Type of Reporting Person CO

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone Holdings, LLC
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 76,714,558
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 76,714,558
11	Aggregate Amount Beneficially Owned by Each Reporting Person 76,714,558
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 27.7%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone/Gower Mgmt Co Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 91,894,529
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 91,894,529
11	Aggregate Amount Beneficially Owned by Each Reporting Person 91,894,529
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 33.2%
14	Type of Reporting Person PN

CUSIP No. 15136A102

1	Name of Reporting Person Riverstone Management Group, L.L.C.
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 91,894,529
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 91,894,529
11	Aggregate Amount Beneficially Owned by Each Reporting Person 91,894,529
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 33.2%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102

1	Name of Reporting Person David M. Leuschen
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 98,126,443
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 98,126,443
11	Aggregate Amount Beneficially Owned by Each Reporting Person 98,126,443
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 35.4%
14	Type of Reporting Person IN

CUSIP No. 15136A102

1	Name of Reporting Person Pierre F. Lapeyre
2	Check the Appropriate Box if a Member of a Group (A): ☐ (B): ☐
3	SEC Use Only
4	Source of Funds OO
5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(D) or 2(E) ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7	Sole Voting Power 0
	8	Shared Voting Power 98,126,443
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 98,126,443
11	Aggregate Amount Beneficially Owned by Each Reporting Person 98,126,443
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 35.4%
14	Type of Reporting Person IN

Explanatory Note

This Amendment No. 10 to Schedule 13D (this “Amendment No. 10”) amends and supplements the Statement on Schedule 13D filed with the United States Securities and Exchange Commission on October 21, 2016 (as amended to date, the “Statement”), relating to the Class A Common Stock (the “Class A Common Stock”) of Centennial Resource Development, Inc. (formerly known as Silver Run Acquisition Corporation) (the “Issuer”).  Capitalized terms used herein without definition shall have the meaning set forth in the Statement.

Item 3.                                 Source and Amount of Funds or Other Consideration.

Item 3 of the Schedule 13D is hereby amended by inserting the following information at the end of Item 3:

On May 22, 2020, Riverstone Non-ECI and Riverstone QB Holdings purchased 3,534,233 shares of Class A Common Stock of the Issuer through an open market purchase.  The purchase was funded from the general working capital of the Reporting Persons.

Item 4.                                 Purpose of Transaction.

Item 4 of the Schedule 13D is hereby amended by inserting the following information at the end of Item 4:

The Reporting Persons acquired the securities described in this Amendment No. 10 for investment purposes and they intend to review their investments in the Issuer on a continuing basis.

Item 5.   Interest in Securities of the Issuer.

Item 5(a) — (b) of the Schedule 13D is hereby amended and restated as follows:

The following sets forth, as of the date hereof, the aggregate number of shares of Class A Common Stock and percentage of Class A Common Stock beneficially owned by each of the Reporting Persons, as well as the number of shares of Class A Common Stock as to which each Reporting Person has the sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition of, as of the date hereof, based on 277,082,141 shares of Class A Common Stock outstanding as of April 30, 2020, and assumes the exercise of all warrants to purchase Class A Common Stock beneficially owned by the Reporting Persons.

Reporting Person	Amount beneficially owned	Percent of class	Sole power to vote or direct the vote	Shared powerto vote or direct the vote	Sole power to dispose or direct the disposition	Shared power to dispose or direct the disposition
Silver Run Sponsor, LLC	14,692,233	5.3%	0	14,692,233	0	14,692,233
Silver Run Sponsor Manager, LLC	14,692,233	5.3%	0	14,692,233	0	14,692,233
REL US Centennial Holdings, LLC	15,179,971	5.5%	0	15,179,971	0	15,179,971
REL IP General Partner LP	15,179,971	5.5%	0	15,179,971	0	15,179,971
REL IP General Partner Limited	15,179,971	5.5%	0	15,179,971	0	15,179,971
Riverstone Energy Limited Investment Holdings, LP	15,179,971	5.5%	0	15,179,971	0	15,179,971
Riverstone Holdings II (Cayman) Ltd.	15,179,971	5.5%	0	15,179,971	0	15,179,971
Riverstone Non-ECI USRPI AIV, L.P.	6,231,914	2.2%	0	6,231,914	0	6,231,914
Riverstone Non-ECI USRPI AIV GP, L.L.C.	6,231,914	2.2%	0	6,231,914	0	6,231,914
Riverstone Non-ECI Partners GP (Cayman), L.P.	6,231,914	2.2%	0	6,231,914	0	6,231,914
Riverstone Non-ECI GP Cayman LLC	6,231,914	2.2%	0	6,231,914	0	6,231,914
Riverstone Non-ECI GP Ltd.	6,231,914	2.2%	0	6,231,914	0	6,231,914
Riverstone VI Centennial QB Holdings, L.P.	62,022,325	22.4%	0	62,022,325	0	62,022,325

Reporting Person	Amount beneficially owned	Percent of class	Sole power to vote or direct the vote	Shared powerto vote or direct the vote	Sole power to dispose or direct the disposition	Shared power to dispose or direct the disposition
Riverstone Energy Partners VI, L.P.	62,022,325	22.4%	0	62,022,325	0	62,022,325
Riverstone Energy GP VI, LLC	62,022,325	22.4%	0	62,022,325	0	62,022,325
Riverstone Energy GP VI Corp	62,022,325	22.4%	0	62,022,325	0	62,022,325
Riverstone Holdings LLC	76,714,558	27.7%	0	76,714,558	0	76,714,558
Riverstone/Gower Mgmt Co Holdings, L.P.	91,894,529	33.2%	0	91,894,529	0	91,894,529
Riverstone Management Group, L.L.C.	91,894,529	33.2%	0	91,894,529	0	91,894,529
David M. Leuschen	98,126,443	35.4%	0	98,126,443	0	98,126,443
Pierre F. Lapeyre Jr.	98,126,443	35.4%	0	98,126,443	0	98,126,443

Silver Run Sponsor is the record holder of 7,865,731 shares of Class A Common Stock and warrants to purchase an additional 6,826,502 shares of Class A Common Stock that are exercisable at any time.  REL US is the record holder of 15,179,971 shares of Class A Common Stock.  Riverstone Non-ECI is the record holder of 6,231,914 shares of Class A Common Stock.  Riverstone QB Holdings is the record holder of 62,022,325 shares of Class A Common Stock.

Mr. Leuschen and Mr. Lapeyre are the managing directors of Riverstone Management and have or share voting and investment discretion with respect to the securities beneficially owned by Riverstone Management.  Riverstone Management is the general partner of Riverstone/Gower, which is the sole member of Riverstone Holdings and the sole shareholder of Riverstone Holdings II. Riverstone Holdings is the managing member of Silver Run Manager, which is the managing member of Silver Run Sponsor. As such, each of Silver Run Manager, Riverstone Management, Riverstone/Gower, Riverstone Holdings, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Silver Run Sponsor.  Each such entity or person disclaims beneficial ownership of these securities.

Riverstone Holdings is also the sole shareholder of Riverstone Energy Corp, which is the managing member of Riverstone Energy GP, which is the general partner of Riverstone Energy Partners, which is the general partner of Riverstone QB Holdings.  As such, each of Riverstone Energy Partners, Riverstone Energy GP, Riverstone Energy Corp, Riverstone Holdings, Riverstone/Gower, Riverstone Management, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Riverstone QB Holdings.  Each such entity or person disclaims beneficial ownership of these securities.

Riverstone Holdings II is the general partner of Riverstone Investment, which is the sole shareholder of REL IP GP, which is the general partner of REL IP, which is the managing member of REL US.  As such, each of REL IP, REL IP GP, Riverstone Holdings II, Riverstone/Gower, Riverstone Management, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by REL US.  Each such entity or person disclaims beneficial ownership of these securities.

Non-ECI GP Ltd. is the sole member of Non-ECI Cayman GP, which is the general partner of Non-ECI Cayman, which is the sole member of Riverstone Non-ECI GP, which is the general partner of Riverstone Non-ECI.  Non-ECI GP Ltd. is managed by Mr. Leuschen and Mr. Lapeyre, who have or share voting and investment discretion with respect to the securities held of record by Riverstone Non-ECI.  As such, each of Riverstone Non-ECI GP, Non-ECI Cayman, Non-ECI Cayman GP, Non-ECI GP Ltd., Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Riverstone Non-ECI.  Each such entity or person disclaims beneficial ownership of these securities.

Item 5(c) of the Schedule 13D is hereby amended by inserting the following information at the end of Item 5(c):

On May 22, 2020, Riverstone Non-ECI and Riverstone QB Holdings effected a block purchase of 3,534,233 shares of Class A Common Stock for $0.98 per share. Such purchase was effected for cash on the New York Stock Exchange through a broker-dealer, BMO.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 27, 2020

Silver Run Sponsor, LLC

By:	Silver Run Sponsor Manager, LLC, its managing member

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Silver Run Sponsor Manager, LLC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

REL US Centennial Holdings, LLC

By:	REL IP General Partner LP, its managing member
By:	REL IP General Partner Limited, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Director

REL IP General Partner LP

By:	REL IP General Partner Limited, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Director

REL IP General Partner Limited

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Director

[Centennial Resource Development, Inc. — Schedule 13D/A]

Riverstone Energy Limited Investment Holdings, LP

By:	Riverstone Holdings II (Cayman) Ltd., its general partner

By:	/s/ David M. Leuschen
Name:	David M. Leuschen
Title:	Director

Riverstone Holdings II (Cayman) Ltd.

By:	/s/ David M. Leuschen
Name:	David M. Leuschen
Title:	Director

Riverstone Non-ECI USRPI AIV, L.P.

By:	Riverstone Non-ECI USRPI AIV GP, L.L.C., its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Riverstone Non-ECI USRPI AIV GP, L.L.C.

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Riverstone Non-ECI Partners GP (Cayman), L.P.

By:	Riverstone Non-ECI GP Cayman LLC, its general partner
By:	Riverstone Non-ECI GP Ltd., its sole member

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Director

Riverstone Non-ECI GP Cayman LLC

By:	Riverstone Non-ECI GP Ltd., its sole member

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Director

[Centennial Resource Development, Inc. — Schedule 13D/A]

Riverstone Non-ECI GP Ltd.

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Director

Riverstone VI Centennial QB Holdings, L.P.

By:	Riverstone Energy Partners VI, L.P., its general partner
By:	Riverstone Energy GP VI, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Riverstone Energy Partners VI, L.P.

By:	Riverstone Energy GP VI, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Riverstone Energy GP VI, LLC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Riverstone Energy GP VI Corp

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Vice President

Riverstone Holdings LLC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Authorized Person

Riverstone/Gower Mgmt Co Holdings, L.P.

By:	Riverstone Management Group, L.L.C., its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Manager

[Centennial Resource Development, Inc. — Schedule 13D/A]

Riverstone Management Group, L.L.C.

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Manager

/s/ David M. Leuschen
David M. Leuschen

/s/ Pierre F. Lapeyre
Pierre F. Lapeyre, Jr.

[Centennial Resource Development, Inc. — Schedule 13D/A]